                                                                   Exhibit 10.13



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                                CREDIT AGREEMENT
                                ----------------


                           Dated as of August 5, 1998


                                     between


                         ArrowPoint Communications, Inc.


                                       and


                               Fleet National Bank


--------------------------------------------------------------------------------

                                TABLE OF CONTENTS
                                -----------------

1.   DEFINITIONS:  .................................................................................1
2.   REVOLVING CREDIT FACILITY.  ...................................................................8

         2.1.  Commitment to Lend.  ................................................................8
         2.2.  Requests Revolving Credit Loans.  ...................................................8
         2.3.  Repayments and Prepayments.  ........................................................10

3.   TRANCHE A EQUIPMENT LOAN FACILITY..............................................................11
         3.1.   Making of Tranche A Equipment Loans.................................................11
         3.2.   Repayment of Tranche A Equipment Loans..............................................11

4.   TRANCHE B EQUIPMENT LOAN FACILITY..............................................................12
         4.1.   Making of Tranche B Equipment Loans.................................................12
         4.2.   Repayment of Tranche B Equipment Loans..............................................13

5.   LETTER OF CREDIT FACILITY......................................................................14
         5.1.  Letter of Credit Commitment.  .......................................................14
         5.2.  Reimbursement Obligation of the Borrower.  ..........................................15
         5.3.  Letter of Credit Payments.  .........................................................16
         5.4.  Obligations Absolute.  ..............................................................16
         5.5.  Reliance by Issuer.  ................................................................16
         5.6.  Letter of Credit Fees.  .............................................................17
6.   INTEREST, OVERDUE PAYMENTS.  ..................................................................17
         6.1.  Interest on Loans.  .................................................................17
         6.2.  Interest after Default.  ............................................................18
         6.3.  Overdue Payments.  ..................................................................18

7.   FEES AND PAYMENTS.  ...........................................................................18
8.   REPRESENTATIONS AND WARRANTIES.  ..............................................................19
9.   CONDITIONS PRECEDENT.  ........................................................................21
10.  COVENANTS.  ...................................................................................21

         10.1.  Affirmative Covenants.  ............................................................21
         10.2.  Negative Covenants.  ...............................................................23
         10.3.  Financial Covenants.  ..............................................................24

11.  EVENTS OF DEFAULT; ACCELERATION.  .............................................................24
12.  SETOFF.  ......................................................................................27
13.  MISCELLANEOUS.  ...............................................................................27

                                CREDIT AGREEMENT
                                ----------------

     This CREDIT AGREEMENT (this "Agreement") is made as of August 5, 1998, by and between ArrowPoint Communications, Inc. (the "Borrower"), a Delaware corporation having its principal place of business at 235 Littleton Road, Westford, Massachusetts 01886, and Fleet National Bank (the "Bank"), a national banking association with its head office at One Federal Street, Boston, Massachusetts 02110.

                                 1. DEFINITIONS:
                                    ------------

     Certain capitalized terms are defined below:

     ACCOUNTS: All rights of the Borrower to any payment of money for goods sold, leased or otherwise marketed in the ordinary course of business and all rights of the Borrower to payment for services rendered in the ordinary course of business, whether evidenced by or under or in respect of a contract or instrument, and to all proceeds in respect thereof.

     AGREEMENT: See preamble, which term shall include this Agreement and the Schedules hereto, all as amended and in effect from time to time.

     BANK: See preamble.

     BASE ACCOUNTS: Those Accounts (net of any finance charges, late charges, credits, commissions, contras or other offsets or counterclaims) (i) which the Borrower reasonably determines to be collectible, (ii) the account debtors in respect of which are reasonably deemed creditworthy by the Bank, are solvent, are not affiliated with the Borrower, and purchased the goods or services at arms' length, (iii) which are not outstanding for more than ninety (90) days past the earlier to occur of (A) the date of invoice and (B) the date of shipment (as to goods) or of provision (as to services), (iv) that are not due from an account debtor located in Indiana, Minnesota or New Jersey unless the Borrower (A) has received a certificate of authority to do business and is in good standing in such state or (B) has filed a notice of business activities report with the appropriate office or agency of such state for the current year,
(v) in which the Bank has a valid and perfected first-priority security interest, and over which there is no other Lien other than Liens permitted under this Agreement, (vi) which are in payment of fully performed and undisputed obligations, unless the amount of the portion of any Account in dispute is less than $15,000, and (vii) which are payable in U.S. currency from an office within the United States, unless (a) the payment of any such

Account is backed by a letter of credit in form and substance satisfactory to the Bank and is issued by a financial institution acceptable to the Bank having an office in the United States or (b) such account is pre-approved in writing by the Bank.

     BASE RATE: The higher of (i) the annual rate of interest announced from time to time by the Bank at its head office as the Bank's "prime rate" and (ii) one-half of one percent (1/2%) above the Federal Funds Effective Rate.

     BORROWER: See preamble.

     BUSINESS DAY: Any day on which banks in Boston, Massachusetts, are open for business generally.

     CHARTER DOCUMENTS: In respect of any entity, the certificate or articles of incorporation or organization and the by-laws of such entity, or other constitutive documents of such entity.

     COLLATERAL: All of the property, rights and assets of the Borrower that are or are intended to be subject to the security interest created by the Security Documents.

     COMMITMENTS: Collectively, the Revolving Credit Commitment, the Tranche A Equipment Loan Commitment and the Tranche B Equipment Loan Commitment.

     CONSENT: In respect of any person or entity, any permit, license or exemption from, approval, consent of, registration or filing with any local, state or federal governmental or regulatory agency or authority, required under applicable law.

     CURRENT ASSETS: The sum of (i) cash on hand of the Borrower, (ii) cash equivalents of the Borrower, (iii) Accounts and (iv) Inventory, that in accordance with GAAP are properly classified as current assets.

     CURRENT LIABILITIES: The sum of (i) all liabilities of the Borrower payable on demand or maturing within one (1) year from the date as of which current liabilities are to be determined, including, without limitation, any Revolving Credit Loans, and such other liabilities that in accordance with GAAP are properly classified as current liabilities minus (ii) Deferred Revenue.

     DEFAULT: An event or act which with the giving of notice and/or the lapse of time, would become an Event of Default.

     DEFERRED REVENUE: Payments received by the Borrower with respect to services not yet provided by the Borrower.

     DRAWDOWN DATE: In respect of any Loan, the date on which such Loan is made to the Borrower.

     ENVIRONMENTAL LAWS: All laws pertaining to environmental matters, including without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, in each case as amended, and all rules, regulations, judgments, decrees, orders and licenses arising under all such laws.

     EQUIPMENT BORROWING BASE: An amount determined by the Bank to be equal to the lesser of (a) $2,000,000 and (b) the sum of (i) one hundred percent (100%) of the cost (excluding freight, taxes, set-up and other installation costs) of all Equipment Collateral (excluding any and all Equipment Collateral consisting of development software) as evidenced by invoices and evidence of payment (dated no more than thirty (30) days from the date of purchase) from the sellers thereof, plus (ii) one hundred percent (100%) of the cost (excluding freight, taxes, set-up and other installation costs) of all Equipment Collateral consisting of development software as evidenced by invoices and evidence of payment (dated no more than thirty (30) days from the date of purchase) from the sellers thereof in an aggregate amount not to exceed the lesser of (A) $500,000 and (B) thirty-five percent (35%) of the aggregate principal amount outstanding of the Tranche A Equipment Loans and the Tranche B Equipment Loans; provided, however, that the Borrower shall not be required to provide Bank with evidence of such invoices and evidence of payment within such thirty (30) day period set forth above with respect to the Equipment Collateral financed by Silicon Valley Bank or such other entity and refinanced with the proceeds of Tranche A Equipment Loans on the Closing Date or other equipment financed on Closing Date.

     EQUIPMENT BORROWING BASE REPORT: A report, in form and with supporting details satisfactory to the Bank, setting forth the Borrower's computation of the Equipment Borrowing Base.

     EQUIPMENT COLLATERAL: The new machinery, equipment and fixtures purchased or financed by the Borrower with the proceeds of the Equipment Loans on or after the Closing Date (or refinanced by the Bank with the proceeds of Tranche A Equipment Loans and paid to Silicon Valley Bank or such other entity on the Closing Date) and which machinery, equipment and fixtures (a) are owned, possessed and held by the Borrower within the United States and not subject to any claim of ownership by any third party, (b) are held on land leased by the Borrower located in Westford, Massachusetts and (c) as to which a valid and perfected first-priority security interest in favor of the Bank has been created and which there is no other Lien other than Liens permitted under this Agreement.

     EQUIPMENT LOAN CONVERSION DATE: With respect to Tranche A Equipment Loans, January 1, 1999 and with respect to Tranche B Equipment Loans, July 1, 1999.

     EQUIPMENT LOAN MATURITY DATE: With respect to the Tranche A Equipment Loans, December 1, 2002 and with respect to the Tranche B Equipment Loans, June 1, 2002.

     EQUIPMENT LOANS: Collectively, the Tranche A Equipment Loans and the Tranche B Equipment Loans.

     ERISA: The Employee Retirement Income Security Act of 1974, as amended, and all rules, regulations, judgments, decrees, and orders arising thereunder.

     EVENT OF DEFAULT: Any of the events listed in ss.11 hereof.

     FCC: The Federal Communications Commission or any governmental authority succeeding to any of its functions.

     FCC LICENSES. Any mobile telephone, cellular telephone, microwave, paging or other license, authorization, certificate of compliance, franchise, approval or permit granted or issued by the FCC.

     FEDERAL FUNDS EFFECTIVE RATE: For any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Bank from three funds brokers of recognized standing selected by the Bank.

     FINANCIALS: In respect of any period, the balance sheet of any person or entity as at the end of such period, and the related statement of income and statement of cash flow for such period, each setting forth in comparative form the figures for the previous comparable fiscal period, if history is available, all in reasonable detail and prepared in accordance with GAAP.

     GAAP: Generally accepted accounting principles consistent with those adopted by the Financial Accounting Standards Board and its predecessor, (i) generally, as in effect from time to time, and (ii) for purposes of determining compliance by the Borrower with its financial covenants set forth herein, as in effect for the fiscal year therein reported in the most recent Financials submitted to the Bank prior to execution of this Agreement.

     INDEBTEDNESS: In respect of any entity, all obligations, contingent and otherwise, that in accordance with GAAP should be classified as liabilities, including without limitation (i) all debt obligations for money borrowed, (ii) all liabilities secured by Liens, (iii) all guarantees and (iv) all liabilities in respect of bankers' acceptances or letters of credit.

     INTELLECTUAL PROPERTY. All intellectual property and/or rights owned, possessed or controlled by Borrower or which Borrower has the right to use, including, without limitation, patents (including, without limitation, substitutions, extensions, reissues, re-examinations, renewals, divisions, continuations, or continuations-in-part); copyrights; works of authorship; object code; source code; data bases; inventions; mask work rights; trademarks; service marks; trade names; logos; other commercial symbols; trade secrets; know-how; confidential or proprietary information; and registrations or applications for any of the foregoing.

     INVENTORY: All goods, merchandise and other personal property, now owned or hereafter acquired by the Borrower, which are held for sale or leased, or furnished under a contract for service, or are raw materials, work in process, or materials used in the Borrower's business.

     INVESTMENTS: All expenditures made and all liabilities incurred (contingently or otherwise) for the acquisition of equity interests or indebtedness of, or for loans, advances, capital contributions or transfers of property to, or in respect of any guaranties, or obligations of, any entity. In determining the aggregate amount of Investments outstanding at any particular time: (i) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (ii) there shall be included as an Investment all interest accrued with respect to indebtedness constituting an Investment unless and until such interest is paid; (iii) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (iv) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (ii) may be deducted when paid; and (v) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

     LETTER OF CREDIT: See ss.5.1(a).

     LETTER OF CREDIT APPLICATION: See ss.5.1(a).

     LETTER OF CREDIT FEE: See ss.5.6.

     LIENS: Any encumbrance, mortgage, pledge, hypothecation, charge, restriction or other security interest of any kind securing any obligation of any entity or person.

     LOANS: Collectively, the Tranche A Equipment Loans, the Tranche B Equipment Loans and the Revolving Credit Loans.

     LOAN DOCUMENTS: This Agreement, the Notes, the Letters of Credit, the Letter of Credit Applications and the Security Documents and any document, agreement and/or instrument executed and/or delivered in connection therewith, in each case as from time to time amended or supplemented.

     MATERIALLY ADVERSE EFFECT: Any materially adverse effect on the financial condition or business operations of the Borrower or material impairment of the ability of the Borrower to perform its material obligations hereunder or under any of the other Loan Documents.

     MAXIMUM DRAWING AMOUNT: The maximum aggregate amount from time to time that beneficiaries may draw under outstanding Letters of Credit, as such aggregate amount may be reduced from time to time pursuant to the terms of the Letters of Credit.

     NET INCOME. The net income (or deficit) of the Borrower, after deduction of all expenses, taxes and other proper charges, determined in accordance with GAAP.

     NOTES. Collectively, the Tranche A Equipment Note, the Tranche B Equipment Note and the Revolving Credit Note.

     OBLIGATIONS: All indebtedness, obligations and liabilities of the Borrower to the Bank, existing on the date of this Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any other Loan Document or in respect of any of the Loans or Letters of Credit or the Notes or other instruments at any time evidencing any thereof.

     REIMBURSEMENT OBLIGATION: The Borrower's obligation to reimburse the Bank on account of any drawing under any Letter of Credit as provided in ss.5.2.

     REQUIREMENT OF LAW: In respect of any person or entity, any law, treaty, rule, regulation or determination of an arbitrator, court, or other governmental authority, in each case applicable to or binding upon such person or entity or affecting any of its property.

     REVOLVING CREDIT BORROWING BASE: An amount equal to the sum of 80% of the Base Accounts.

     REVOLVING CREDIT BORROWING BASE REPORT: A report, in form and with supporting details satisfactory to the Bank, setting forth the Borrower's computation of the Revolving Credit Borrowing Base.

     REVOLVING CREDIT COMMITMENT: The obligation of the Bank to make Revolving Credit Loans to, and to issue, extend and renew Letters of Credit for the account of, the Borrower up to an aggregate outstanding principal amount not to exceed $5,000,0000, as such amount may be reduced from time to time or terminated hereunder.

     REVOLVING CREDIT LOAN: Any loan made or to be made to the Borrower pursuant to ss.2 hereof.

     REVOLVING CREDIT MATURITY DATE: June 30, 1999 or such earlier date on which all Revolving Credit Loans may become due and payable pursuant to the terms hereof.

     REVOLVING CREDIT NOTE. See ss.2.1.

     SECURITY DOCUMENTS: The Security Agreement between the Borrower and the Bank, together with any UCC-1 financing statements executed and/or delivered in connection therewith, each as the same may be amended, reaffirmed or modified from time to time and in form and substance satisfactory to the Bank.

     TANGIBLE NET WORTH: The excess of (i) all assets of the Borrower determined in accordance with GAAP, over (ii) all liabilities of the Borrower determined in accordance with GAAP, subtracting from such result (iii) the sum of (A) the book value all intangibles determined in accordance with GAAP, including good will and intellectual property, and (B) any write-up in the book value of assets since the most recent audited Financials in existence on the date hereof.

     TOTAL FUNDED DEBT. As to the Borrower and whether recourse is secured by or is otherwise available against all or only a portion of the assets of the Borrower and whether or not contingent, but without duplication:

          (i)  every obligation of the Borrower for money borrowed;

          (ii) every obligation of the Borrower evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

          (iii) every reimbursement obligation of the Borrower with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of the Borrower; and

          (iv) every obligation of the Borrower issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith).

     TOTAL OUTSTANDINGS: At any time of reference thereto, the sum of (i) Revolving Credit Loans outstanding at such time, (ii) the Maximum Drawing Amount at such time and (iii) any Unpaid Reimbursement Obligations at such time.

     TRANCHE A EQUIPMENT LOAN COMMITMENT: The obligation of the Bank to make Tranche A Equipment Loans to the Borrower up to an aggregate outstanding principal amount not to exceed $2,000,000, as such amount may be reduced from time to time or terminated hereunder.

     TRANCHE B EQUIPMENT LOAN COMMITMENT: The obligation of the Bank to make Tranche B Equipment Loans to the Borrower up to an aggregate outstanding principal amount not to exceed the sum of (a) $2,000,000 minus (b) the outstanding principal amount of all Tranche A

Equipment Loans, as such amount may be reduced from time to time or terminated hereunder.

     TRANCHE A EQUIPMENT LOAN NOTE: See ss.3.1.

     TRANCHE B EQUIPMENT LOAN NOTE: See ss.4.1.

     UNIFORM CUSTOMS: With respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 or any successor version thereto adopted by the Bank in the ordinary course of its business as a letter of credit issuer and in effect at the time of issuance of such Letter of Credit.

     UNPAID REIMBURSEMENT OBLIGATION: Any Reimbursement Obligation for which the Borrower does not reimburse the Bank on the date specified in, and in accordance with, ss.5.2(a).

                          2. REVOLVING CREDIT FACILITY.
                             --------------------------

     2.1. COMMITMENT TO LEND. Upon the terms and subject to the conditions of this Agreement, the Bank agrees to lend to the Borrower such sums that the Borrower may request, from the date hereof until but not including the Revolving Credit Maturity Date, PROVIDED that the sum of the outstanding principal amount of all Revolving Credit Loans (after giving effect to all amounts requested) shall not exceed the lesser of (a) the Revolving Credit Commitment MINUS the sum of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations and (b) the Revolving Credit Borrowing Base. Except as otherwise provided in certain cash management arrangements between the Borrower and the Bank set forth in ss.2.2(b), Revolving Credit Loans shall be in the minimum aggregate amount of $100,000 or an integral multiple thereof.

     2.2. REQUESTS REVOLVING CREDIT LOANS.

          (a) Except as otherwise provided in certain cash management arrangements between the Borrower and the Bank set forth in ss.2.2(b), the Borrower shall give to the Bank written notice in form and substance satisfactory to the Bank (or telephonic notice confirmed in writing in form and substance satisfactory to the Bank) of each Revolving Credit Loan requested hereunder (a "Revolving Loan Request") no later than 10:00 a.m., Boston time, on the proposed Drawdown Date of any Revolving Credit Loan. Each such notice shall specify (i) the principal amount of the Revolving Credit Loan requested and (ii) the proposed Drawdown Date of such

     Revolving Credit Loan. Each such notice shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Revolving Credit Loan requested from the Bank on the proposed Drawdown Date. Each Revolving Loan Request shall be in a minimum aggregate amount of $100,000.00 or an integral multiple thereof.

          (b) Notwithstanding the notice requirement set forth in ss.2.2(a), Revolving Credit Loans may be made from time to time in the following manner: the Bank may make Revolving Credit Loans to the Borrower by entry of credits to the Borrower's controlled disbursement account (the "Disbursement Account") with the Bank to cover checks or other charges which the Borrower has drawn or made against such Disbursement Account. The Borrower hereby requests and authorizes the Bank to make from time to time such Revolving Credit Loans by means of appropriate entries of such credits sufficient to cover checks and other charges then presented. The Borrower and the Bank may also agree to effect such other controlled disbursement arrangements as may be mutually satisfactory. The Borrower acknowledges and agrees that the making of such Revolving Credit Loans in accordance with this ss.2.2(b) shall, in each case, be subject in all respects to provisions of this Agreement as if they were Revolving Credit Loans covered by a Revolving Loan Request including, without limitation, the limitations set forth in ss.2.1 and the requirement that the applicable provisions of ss.9 be satisfied. All actions taken by the Bank pursuant to the provisions of this ss.2.2(b) shall be conclusive and binding on the Borrower.

          (c) Notwithstanding the notice requirement set forth above in ss.2.2(a) and subject to the other terms and conditions of this Agreement, the Bank agrees to make Revolving Credit Loans to the Borrower sufficient to pay to the Bank any Unpaid Reimbursement Obligations on the date on which such Reimbursement Obligations become Unpaid Reimbursement Obligations. The Borrower hereby requests and authorizes the Bank to make from time to time such Revolving Credit Loans by means of paying Unpaid Reimbursement Obligations. The Borrower acknowledges and agrees that the making of such Revolving Credit Loans shall, in each case, be subject in all respects to the provisions of this Agreement, including, without limitation, the limitations set forth in ss.2.1 and the requirements of the applicable conditions in ss.9. All actions taken by the Bank pursuant to the provisions of this ss.2.2(c) shall be conclusive and binding on the Borrower.

          (d) The obligation of the Borrower to repay to the Bank the principal of the Revolving Credit Loans and interest accrued thereon shall be evidenced by a revolving credit promissory note (the "Revolving Credit Note") in the maximum aggregate principal amount of $5,000,000 executed and delivered by the Borrower and payable to the order of the Bank, in form and substance satisfactory to the Bank.

     2.3. REPAYMENTS AND PREPAYMENTS. The Borrower hereby agrees to pay the Bank on the Revolving Credit Maturity Date the entire unpaid principal of and interest on all Revolving Credit Loans. The Borrower may elect to prepay the outstanding principal of all or any part of any Revolving Credit Loan, without premium or penalty. Except as otherwise provided in certain cash management arrangements between the Borrower and the Bank, the Borrower shall give the Bank no later than 10:00 a.m. Boston time, on the date of such prepayment pursuant to this ss.2.3 of any Revolving Credit Loan, specifying the amount to be prepaid. The Borrower shall be entitled to reborrow before the Revolving Credit Maturity Date such amounts repaid or prepaid, upon the terms and subject to the conditions of this Agreement. Each repayment or prepayment of principal of any Revolving Credit Loan shall be accompanied by payment of the unpaid interest accrued to such date on the principal being repaid or prepaid. If at any time the sum of the outstanding principal amount of the Revolving Credit Loans, the Maximum Drawing Amount and all Unpaid Reimbursement Obligations exceeds the lesser of (a) the Revolving Credit Commitment and (b) the Revolving Credit Borrowing Base, the Borrower shall immediately pay the amount of such excess to the Bank for application to the Revolving Credit Loans or, if no Revolving Credit Loans are outstanding, to be held by the Bank as cash collateral to secure the payment of all Reimbursement Obligations up to the Maximum Drawing Amount. The Borrower may elect to reduce or terminate the Commitment by a minimum principal amount of $25,000 or an integral multiple thereof, upon written notice to the Bank given by 10:00 a.m. Boston time at least one (1) Business Day prior to the date of such reduction or termination. The Borrower shall not be entitled to reinstate the Revolving Credit Commitment following such reduction or termination.

                      3. TRANCHE A EQUIPMENT LOAN FACILITY.
                         ----------------------------------

     3.1. MAKING OF TRANCHE A EQUIPMENT LOANS. Upon the terms and subject to the conditions of this Agreement, the Bank agrees to lend to the Borrower such sums that the Borrower may request, from the date hereof until but not including the Equipment Loan Conversion Date;

provided that the sum of the outstanding principal amount of all Tranche A Equipment Loans (after giving effect to all amounts requested) shall not exceed the lesser of (a) Tranche A Equipment Loan Commitment and (b) the Equipment Loan Borrowing Base. In addition, in no event shall the Bank be obligated to make any Tranche A Equipment Loan in excess of one hundred percent (100%) of the purchase price (including taxes, freight, set-up and installation costs) of the piece or pieces of new or used equipment to be purchased or financed on the Closing Date by the Borrower with the proceeds of such Tranche A Equipment Loan. Tranche A Equipment Loans shall be in the minimum aggregate amount of $25,000 or an integral multiple thereof. The Borrower shall notify the Bank in writing or telephonically, not later than 2:00 p.m. Boston, Massachusetts time at least one Business Day prior to the date of the Tranche A Equipment Loan being requested, of the Drawdown Date (which must be a Business Day), the principal amount of such Tranche A Equipment Loan and the type and description of equipment being purchased (including, without limitation, serial or vehicle identification numbers) and the purchase price thereof. In the case of any telephonic notification, the Borrower shall provide to the Bank written confirmation of all of such information within three Business Days after such telephonic notification. Subject to the foregoing, so long as the Tranche A Equipment Loan Commitment is then in effect and the conditions set forth in Section 9 hereof have been met, the Bank shall advance the amount requested to the Borrower's bank account at the Bank in immediately available funds not later than the close of business on such Drawdown Date. The obligation of the Borrower to repay to the Bank the principal of the Tranche A Equipment Loans and interest accrued thereon shall be evidenced by a promissory note in the aggregate principal amount of $2,000,000 executed and delivered by the Borrower and payable to the order of the Bank, in form and substance satisfactory to the Bank (the "TRANCHE A EQUIPMENT NOTE").

     3.2. REPAYMENT OF TRANCHE A EQUIPMENT LOANS. (a) The Borrower hereby agrees to pay the outstanding principal amount of the Tranche A Equipment Loans in thirty-six (36) consecutive equal installments, with such installments due and payable on the first day of each calendar month, commencing on February 1, 1999; provided, that the outstanding principal amount of the Tranche A Equipment Loans, together with all interest accrued thereon and all fees and expenses incurred by the Bank in connection therewith, shall be due and payable on the Equipment Loan Maturity Date.

          (b) The Borrower shall have the right at any time, subject to the indemnity provisions of Section 6.1, to prepay voluntarily the

Tranche A Equipment Loans on or before the Equipment Loan Maturity Date, as a whole, or in part; provided that each partial prepayment shall be in the principal amount of $25,000 or an integral multiple thereof, unless paid in full. The Borrower shall give the Bank, no later than 2:00 p.m. Boston, Massachusetts time on the date of such prepayment (or if a fixed rate of interest is selected under Section 6.1(b)(ii) hereof, two Business Days prior to the date of such prepayment), written notice of any proposed prepayment pursuant to this Section 3.2(b) and the principal amount to be prepaid. Any partial prepayment of the Tranche A Equipment Loans shall be applied to the installments of the Tranche A Equipment Loans due hereunder (including the final installment due and payable on the Equipment Loan Maturity Date) in inverse order of maturity. No amount repaid may be reborrowed. Any voluntary prepayment of principal of the Tranche A Equipment Loans shall also include all interest accrued to the date of prepayment.

          (c) If at any time the outstanding principal amount of the Tranche A Equipment Loans exceeds the lesser of (i) the Tranche A Equipment Loan Commitment and (ii) the Equipment Loan Borrowing Base, the Borrower hereby agrees to pay immediately the amount of such excess to the Bank for application to the Tranche A Equipment Loans. The Borrower may elect to reduce or terminate the Tranche A Equipment Loan Commitment by a minimum principal amount of $25,000 or an integral multiple thereof, upon one (1) Business Day's prior written notice to the Bank of the proposed date of such reduction or termination. The Borrower shall not be entitled to reinstate the Tranche A Equipment Loan Commitment following such reduction or termination.

                      4. TRANCHE B EQUIPMENT LOAN FACILITY.
                         ----------------------------------

     4.1. MAKING OF TRANCHE B EQUIPMENT LOANS. Upon the terms and subject to the conditions of this Agreement, the Bank agrees to lend to the Borrower such sums that the Borrower may request from January 1, 1999 until but not including the Equipment Loan Conversion Date; PROVIDED that the sum of the outstanding principal amount of all Tranche B Equipment Loans (after giving effect to all amounts requested) shall not exceed the lesser of (a) the Tranche B Equipment Loan Commitment and (b) the Equipment Loan Borrowing Base. In addition, in no event shall the Bank be obligated to make any Tranche B Equipment Loan in excess of one hundred percent (100%) of the purchase price (including taxes, freight, set-up and installation costs) of the piece or pieces of new or used equipment to be purchased by the Borrower with the proceeds of such Tranche B Equipment Loan. Tranche B Equipment Loans shall be in the minimum aggregate amount of $25,000 or an integral multiple thereof.

The Borrower shall notify the Bank in writing or telephonically, not later than 2:00 p.m. Boston, Massachusetts time at least one Business Day prior to the date of the Tranche B Equipment Loan being requested, of the Drawdown Date (which must be a Business Day), the principal amount of such Tranche B Equipment Loan and the type and description of equipment being purchased (including, without limitation, serial or vehicle identification numbers) and the purchase price thereof. In the case of any telephonic notification, the Borrower shall provide to the Bank written confirmation of all of such information within three Business Days after such telephonic notification. Subject to the foregoing, so long as the Tranche B Equipment Loan Commitment is then in effect and the conditions set forth in Section 9 hereof have been met, the Bank shall advance the amount requested to the Borrower's bank account at the Bank in immediately available funds not later than the close of business on such Drawdown Date. The obligation of the Borrower to repay to the Bank the principal of the Tranche B Equipment Loans and interest accrued thereon shall be evidenced by a promissory note in the aggregate principal amount of $2,000,000 executed and delivered by the Borrower and payable to the order of the Bank, in form and substance satisfactory to the Bank (the "TRANCHE B EQUIPMENT NOTE").

     4.2. REPAYMENT OF TRANCHE B EQUIPMENT LOANS. (a) The Borrower hereby agrees to pay the outstanding principal amount of the Tranche B Equipment Loans in thirty-six (36) consecutive equal installments, with such installments due and payable on the first day of each calendar month, commencing on August 1, 1999; PROVIDED, that the outstanding principal amount of the Tranche B Equipment Loans, together with all interest accrued thereon and all fees and expenses incurred by the Bank in connection therewith, shall be due and payable on the Equipment Loan Maturity Date.

          (b) The Borrower shall have the right at any time, subject to the indemnity provisions of Section 6.1, to prepay voluntarily the Tranche B Equipment Loans on or before the Equipment Loan Maturity Date, as a whole, or in part; provided that each partial prepayment shall be in the principal amount of $25,000 or an integral multiple thereof, unless paid in full. The Borrower shall give the Bank, no later than 2:00 p.m. Boston, Massachusetts time on the date of such prepayment (or if a fixed rate of interest is selected under Section 6.1(b)(ii) hereof, two Business Days prior to the date of such prepayment), written notice of any proposed prepayment pursuant to this Section 4.2(b) and the principal amount to be prepaid. Any partial prepayment of the Tranche B Equipment Loans shall be applied to the installments of the Tranche B Equipment Loans due hereunder (including the final installment due and payable on the Equipment Loan Maturity Date) in inverse order of maturity. No amount repaid may be reborrowed. Any voluntary prepayment of principal of the Tranche B Equipment Loans shall also include all interest accrued to the date of prepayment.

          (c) If at any time the outstanding principal amount of the Tranche B Equipment Loans exceeds the lesser of (i) the Tranche B Equipment Loan Commitment and (ii) the Equipment Loan Borrowing Base, the Borrower hereby agrees to pay immediately the amount of such excess to the Bank for application to the Tranche B Equipment Loans. The Borrower may elect to reduce or terminate the Tranche B Equipment Loan Commitment by a minimum principal amount of $25,000 or an integral multiple thereof, upon one (1) Business Day's prior written notice to the Bank of the proposed date of such reduction or termination. The Borrower shall not be entitled to reinstate the Tranche B Equipment Loan Commitment following such reduction or termination.

                          5. LETTER OF CREDIT FACILITY.
                             --------------------------

     5.1. LETTER OF CREDIT COMMITMENT.

          (a) Subject to the terms and conditions hereof and the execution and delivery by the Borrower of a letter of credit application on the Bank's customary form (a "Letter of Credit Application"), the Bank, in reliance upon the representations and warranties of the Borrower contained herein, agrees to issue, extend and renew from time to time from the date hereof until but not including the date which is fourteen (14) days prior to the then scheduled Revolving Credit Maturity Date, for the account of the Borrower, standby and documentary letters of credit (each a "Letter of Credit"), in such form as may be requested by the Borrower and agreed to by the Bank; PROVIDED, HOWEVER, that, after giving effect to such request, the sum of the principal amount of Total Outstandings shall not exceed the lesser of (i) the Revolving Credit Commitment and (ii) the Revolving Credit Borrowing Base at any time. No Letter of Credit shall be issued, extended or renewed with an expiration date occurring after the then scheduled Revolving Credit Maturity Date;

          (b) Each Letter of Credit Application shall be completed to the satisfaction of the Bank. In the event that any provision of any Letter of Credit Application shall be inconsistent with any provision of this Agreement, then the provisions of this Agreement shall, to the extent of any such inconsistency or conflict, govern;

          (c) Each Letter of Credit issued, extended or renewed hereunder shall, among other things, provide for the payment of sight drafts for honor thereunder when presented in accordance with the terms thereof and when accompanied by the documents described therein. Each Letter of Credit so issued, extended or renewed shall be subject to the Uniform Customs.

     5.2. REIMBURSEMENT OBLIGATION OF THE BORROWER. In order to induce the Bank to issue, extend and renew each Letter of Credit, the Borrower hereby agrees to reimburse the Bank for or to pay to the Bank with respect to each Letter of Credit issued, extended or renewed by the Bank hereunder,

          (a) except as otherwise expressly provided in ss.5.2(b), on each date that any draft presented under such Letter of Credit is honored by the Bank, or the Bank otherwise makes a payment with respect thereto, (i) the amount paid by the Bank under or with respect to such Letter of Credit, and
     (ii) the amount of any taxes (not including the Bank's income taxes), fees, charges or other costs and expenses whatsoever incurred by the Bank in connection with any payment made by the Bank under, or with respect to, such Letter of Credit;

          (b) upon the termination of the Revolving Credit Commitment, or the acceleration of the Reimbursement Obligations with respect to all Letters of Credit in accordance with ss.11 an amount equal to the Maximum Drawing Amount, which amount shall be held by the Bank as cash collateral for all Reimbursement Obligations.

     Unless funded by a Revolving Credit Loan pursuant to ss.2.2(c), each such payment shall be made to the Bank at the Bank's head office at One Federal Street, Boston, Massachusetts 02110 in immediately available funds. Interest on any and all amounts remaining unpaid by the Borrower under this ss.5.2 and not required to be funded by a Revolving Credit Loan pursuant to ss.2.2(c) at any time from the date such amounts become due and payable (whether as stated in this ss.5.2, by acceleration or otherwise) until payment in full (whether before or after judgment) shall be payable to the Bank on demand at the rate specified in ss.6.2 following an Event of Default.

     5.3. LETTER OF CREDIT PAYMENTS. If any draft shall be presented or other demand for payment shall be made under any Letter of Credit, the Bank shall notify the Borrower of the date and amount of the draft presented or demand for payment and of the date and time when it expects to pay such draft or honor such demand for payment. The responsibility of the Bank to the Borrower shall be only to determine that the documents (including each draft) delivered under each Letter of Credit in connection with such presentment shall be in conformity in all material respects with such Letter of Credit.

     5.4. OBLIGATIONS ABSOLUTE. The Borrower's obligations under this ss.5 shall be absolute and unconditional under any and all circumstances and irrespective of the occurrence of any Default or Event of Default or any condition precedent whatsoever or any setoff, counterclaim or defense to payment which the Borrower may have or have had against the Bank or any beneficiary of a Letter of Credit. The Borrower further agrees with the Bank that the Bank shall not be responsible for, and the Reimbursement Obligations shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, the beneficiary of any Letter of Credit or any financing institution or other party to which any Letter of Credit may be transferred or any claims or defenses whatsoever of the Borrower against the beneficiary of any Letter of Credit or any such transferee. The Bank shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, except when caused by its own gross negligence or willful misconduct, in connection with any Letter of Credit. The Borrower agrees that any action taken or omitted by the Bank under or in connection with each letter of Credit and the related drafts and documents, if done in good faith and in the absence of gross negligence and willful misconduct, shall be binding upon the Borrower and shall not result in any liability on the part of the Bank to the Borrower.

     5.5. RELIANCE BY ISSUER. To the extent not inconsistent with ss.5.4, the Bank shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity and upon advice and statements of legal counsel, independent accountants and other experts selected by the Bank.

     5.6. LETTER OF CREDIT FEES. The Borrower shall, on the date of issuance or of any extension or renewal of any Letter of Credit and at such other time or times as such charges are customarily made by the Bank, pay a fee (in each case a "Letter of Credit Fee") to the Bank (a) in respect of each Standby Letter of Credit an amount equal to one and one-half of one percent (1.5%) per annum of the face amount of such Letter of Credit, plus the Bank's customary issuance, amendment and other administrative processing fees and (b) in respect of each documentary Letter of Credit an amount equal to one and one-half of one percent (1.5%) per annum of the face amount of such documentary Letter of Credit, plus the Bank's customary issuance, amendment, time negotiation fee and other administrative processing fees.

                         6. INTEREST, OVERDUE PAYMENTS.
                            ---------------------------

     6.1. INTEREST ON LOANS. Except as otherwise provided in ss.6.2, the Loans shall bear interest as follows:

          (a) Each Revolving Credit Loan or portion thereof shall bear interest at a rate per annum equal to the Base Rate in effect from time to time, such interest to be payable in arrears on the first day of each calendar month for the immediately preceding calendar month, commencing the first such day following the date hereof.

          (b) In the case of Equipment Loans:

               (i) Except as set forth in ss.6.1(b)(ii) hereof, the Borrower agrees to pay interest on the Equipment Loans at a rate per annum which is equal to the Base Rate in effect from time to time, PLUS one-half of one percent (0.5%), such interest to be payable in arrears on the first day of each calendar month for the immediately preceding calendar month, commencing the first such day following the date hereof.

               (ii) To the extent that the Borrower has requested, by written notice provided to the Bank not more than sixty (60) days but not less than seven (7) days after either Equipment Loan Conversion Date, a fixed rate option as quoted by the Bank, such Equipment Loan shall bear interest at a fixed rate per annum equal to the Bank's cost of funds rate plus three percent (3.0%) applicable for such period on and after such Equipment Loan Conversion Date for such Equipment Loan. Such fixed rate of interest shall be determined and quoted by the Bank, in its discretion. The Borrower may elect, by written notice provided to the Bank, that interest applicable to such Equipment Loan accrue on and after such Equipment Loan Conversion Date at such fixed rate of interest; provided, that the Borrower shall be entitled to request only one (1) fixed rate option for each Equipment Loan. Interest on the Equipment Loans at such fixed rate shall be payable in arrears on the first day of each calendar month for the immediately preceding calendar month, commencing with the first such day following the date hereof. If the

Borrower elects the fixed rate of interest under this Section 6.1, the Borrower agrees to indemnify the Bank and hold the Bank harmless from and against any loss, cost or expense (including loss of anticipated profits) that the Bank may sustain or incur as a consequence of any prepayment, in full or in part, of the Equipment Loans prior to the applicable Equipment Loan Maturity Date.

     6.2. INTEREST AFTER DEFAULT. While an Event of Default is continuing, amounts payable under any of the Loan Documents shall bear interest (compounded monthly and payable on demand in respect of overdue amounts) at a rate per annum which is equal to the rate of interest in effect on such amounts immediately preceding such Event of Default (or if not rate of interest in payable thereon, the Base Rate) plus four percent (4.0%) until such amount is paid in full or (as the case may be) such Event of Default has been cured or waived in writing by the Bank (after as well as before judgment). In addition to the imposition of the default rate, the Bank may charge the Borrower a late charge equal to five percent (5.0%) of the amount of any payment due to the Bank hereunder or under any of the other Loan Documents and not received by the Bank within ten (10) days after the due date thereof.

     6.3. OVERDUE PAYMENTS. If a payment of principal and/or interest due hereunder or under the Notes is not made within ten (10) days of when due, the Borrower shall pay a late payment charge to the Bank equal to five percent (5.0%) of the amount then due and owing. Nothing contained herein shall affect Bank's right to demand the Obligations upon the occurrence of an Event of Default.

                              7. FEES AND PAYMENTS.
                                 ------------------

     The Borrower shall pay to the Bank, on the first day of each calendar quarter hereafter, and upon the Revolving Credit Maturity Date or the date upon which the Revolving Credit Commitment is no longer in effect, a commitment fee calculated at a rate per annum which is equal to three-tenths of one percent (0.30%) of the average daily difference by which the Revolving Credit Commitment amount exceeds the aggregate sum of the outstanding Revolving Credit Loans, the Maximum Drawing Amount and all Unpaid Reimbursement Obligations during the preceding calendar quarter or portion thereof. All payments to be made by the Borrower hereunder or under any of the other Loan Documents shall be made in U.S. dollars in immediately available funds at the Bank's head office at One Federal Street, Boston, Massachusetts 02110, without set-off or counterclaim and without any withholding or deduction whatsoever. The Bank shall be entitled to charge any account of the Borrower with the

Bank for any sum due and payable by the Borrower to the Bank hereunder or under any of the other Loan Documents. If any payment hereunder is required to be made on a day which is not a Business Day, it shall be paid on the immediately succeeding Business Day, with interest and any applicable fees adjusted accordingly. All computations of interest or of the commitment fee or any Letter of Credit Fees payable hereunder shall be made by the Bank on the basis of actual days elapsed and on a 360-day year.

                       8. REPRESENTATIONS AND WARRANTIES.
                          -------------------------------

     The Borrower represents and warrants to the Bank on the date hereof, on the date of any request for any Loan, on the date of each request for a Letter of Credit, on each Drawdown Date and on the date on which each Letter of Credit is issued, extended or renewed that subject to changes permitted hereunder:

          (a) the Borrower is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and is duly qualified and in good standing in every other jurisdiction where the failure to so qualify would have a Materially Adverse Effect, and the execution, delivery and performance by the Borrower of the Loan Documents
     (i) are within its corporate authority, (ii) have been duly authorized,
     (iii) do not conflict with or contravene its Charter Documents;

          (b) upon execution and delivery thereof, each Loan Document shall constitute the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, except as subject to or affected by applicable usury, bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance laws or similar laws affecting the rights of creditors generally;

          (c) the Borrower has good and marketable title to all its material properties, subject only to Liens permitted hereunder, and possesses all assets, including intellectual properties, franchises and Consents, adequate for the conduct of its business as now conducted. The Borrower does not have or require any FCC Licenses to own or operate its business. The Borrower maintains insurance with financially responsible insurers, copies of the policies for which have been previously delivered to the Bank, covering such risks and in such amounts and with such deductibles as are customary in the Borrower's business and are adequate;

          (d) the Borrower has provided to the Bank its audited Financials as at December 31, 1997 and for the fiscal period then ended, and such Financials are complete and correct and fairly present the position of the Borrower as at such date and for such period in accordance with GAAP consistently applied;

          (e) since March 31, 1998, there has been no materially adverse change of any kind in the Borrower which would have a Materially Adverse Effect;

          (f) other than disclosed in SCHEDULE 8(f) attached hereto, there are no legal or other proceedings or investigations pending or threatened against the Borrower before any court, tribunal or regulatory authority, which would, if adversely determined, alone or together, have a Materially Adverse Effect;

          (g) the execution, delivery, performance of its obligations, and exercise of its rights under the Loan Documents by the Borrower, including borrowing under this Agreement and the obtaining of Letters of Credit (i) do not require any Consents; and (ii) are not and will not be in conflict with or prohibited or prevented by (A) any Requirement of Law, or (B) any Charter Document, corporate minute or resolution, material instrument, agreement or provision thereof, in each case binding on it or affecting its property;

          (h) the Borrower is not in violation of (i) any Charter Document, corporate minute or resolution, (ii) any material instrument or agreement, in each case binding on it or affecting its property, or (iii) any Requirement of Law, in a manner which could have a Materially Adverse Effect, including, without limitation, all applicable federal and state tax laws, ERISA and Environmental Laws;

          (i) upon execution and delivery of the Security Documents and the filing of documents thereby required, the Bank shall have first-priority perfected Liens on the Collateral, subject only to Liens permitted hereunder and entitled to priority under applicable law, with no financing statements, chattel mortgages, real estate mortgages or similar filings on record anywhere which conflict with such first-priority Liens of the Bank; and

          (j) the Borrower is not a party to any partnership or joint venture.

                            9. CONDITIONS PRECEDENT.
                               ---------------------

     In addition to the making of the foregoing representations and warranties and the delivery of the Loan Documents and such other documents and the taking of such actions as the Bank may reasonably require at or prior to the time of executing this Agreement, the obligation of the Bank to make any Loan or to issue, renew or extend any Letter of Credit to the Borrower hereunder is subject to the satisfaction of the following further conditions precedent:

          (a) each of the representations and warranties of the Borrower to the Bank herein, in any of the other Loan Documents or any documents, certificate or other paper or notice in connection herewith shall be true and correct in all material respects as of the time made or claimed to have been made, subject to changes permitted hereunder;

          (b) no Default or Event of Default shall be continuing;

          (c) all proceedings in connection with the transactions contemplated hereby shall be in form and substance satisfactory to the Bank, and the Bank shall have received all information and documents as it may have reasonably requested; and

          (d) no change shall have occurred in any law or regulation or in the interpretation thereof that in the reasonable opinion of the Bank would make it unlawful for the Bank to make such Loan.

                                 10. COVENANTS.
                                     ----------

     10.1. AFFIRMATIVE COVENANTS. The Borrower agrees that so long as there are any Loans or Letters of Credit outstanding and until the termination of the Commitments and the payment and satisfaction in full of all the Obligations, the Borrower will comply with its obligations as set forth throughout this Agreement and to:

          (a) furnish the Bank: (i) as soon as available but in any event within one hundred twenty (120) days after the close of each fiscal year, its audited Financials for such fiscal year, certified by the Borrower's accountants; (ii) as soon as available but in any event within thirty (30) days after the end of each calendar month its unaudited Financials for such month, certified by its chief financial officer; (iii) together with the monthly and annual audited Financials, a certificate of the Borrower setting forth computations demonstrating compliance with the Borrower's financial covenants set forth herein, and certifying that no Default or Event of Default has occurred, or if it has, the actions taken by the Borrower with respect thereto; (iv) within thirty (30) days after the end of each calendar month, or at such other time or times as the Bank may reasonably request, an Equipment Loan Borrowing Base report, in form and detail satisfactory to the Bank, demonstrating the Equipment Loan Borrowing Base as at the end of such month or other applicable date requested; and (v) within thirty (30) days after the end of each calendar month, or at such other time or times as the Bank may reasonably request, (1) a Revolving Credit Borrowing Base report, in form and detail satisfactory to the Bank, demonstrating the Revolving Credit Borrowing Base as at the end of such month or other applicable date requested and (2) a report detailing the aging of all Accounts of the Borrower, in form and detail satisfactory to the Bank;

          (b) keep true and accurate books of account in accordance with GAAP, maintain its current fiscal year and permit the Bank or its designated representatives to inspect the Borrower's premises during normal business hours and upon not less than two days prior written notice, to examine and be advised as to such or other business records upon the request of the Bank, and to permit the Bank's commercial finance examiners to conduct periodic commercial finance examinations no more than once per fiscal year;

          (c) (i) maintain its corporate existence and business and keep its assets in good repair, (ii) keep its business and assets adequately insured, (iii) maintain its chief executive office in the United States,
     (iv) continue to engage in the same or related lines of business, (v) continue to hold and comply with all permits and licenses required for the operation of its business, and (vi) comply with all Requirements of Law, including ERISA and Environmental Laws which could have a Material Adverse Effect;

          (d) notify the Bank promptly in writing of (i) the occurrence of any Default or Event of Default, (ii) any noncompliance with ERISA or any Environmental Law or proceeding in respect thereof which could have a Materially Adverse Effect, (iii) any change of address, (iv) any threatened or pending litigation or similar proceeding affecting the Borrower or any material change in any such litigation or proceeding previously reported,
     (v) claims against any assets or properties of the Borrower encumbered in favor of the Bank, excluding existing or permitted Liens, and (vi) any proceedings instituted by or against the Borrower in any Federal or state court or any other commission or other regulatory body, whether Federal, state or local, which, if adversely determined, would have a Materially Adverse Effect upon the business, operations, properties, assets, or condition, financial or otherwise, of the Borrower;

          (e) use the proceeds of the Loans solely to refinance all of the indebtedness of the Borrower to Silicon Valley Bank, to acquire equipment to be used now or in the future in the ordinary course of the Borrower's business and for working capital purposes, and use Letters of Credit solely for other working capital purposes, and not for the carrying of "margin security" or "margin stock" within the meaning of Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224; and

          (f) cooperate with the Bank, take such action, execute such documents, and provide such information as the Bank may from time to time reasonably request in order further to effect the transactions contemplated by and the purposes of the Loan Documents.

     10.2. NEGATIVE COVENANTS. The Borrower agrees that so long as there are any Loans or Letters of Credit outstanding and until the termination of the Commitments and the payment and satisfaction in full of all the Obligations, the Borrower will not:

          (a) create, incur or assume any Indebtedness other than (i) Indebtedness to the Bank, (ii) Indebtedness in respect of the acquisition of property which does not exceed $500,000 in the aggregate outstanding at any time, (iii) current liabilities of the Borrower not incurred through the borrowing of money or the obtaining of credit except credit on an open account customarily extended, (iv) Indebtedness in respect of taxes or other governmental charges contested in good faith and by appropriate proceedings and for which adequate reserves have been taken; and (v) Indebtedness not included above and listed on SCHEDULE 10.2(a) hereto;

          (b) create or incur any Liens on any of the property or assets of the Borrower or enter into or permit to exist any arrangement or agreement which directly or indirectly prohibits Borrower from creating or incurring any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest of any kind other than pursuant to the Security Agreement except (i) Liens securing the Obligations; (ii) Liens securing taxes or other governmental charges not yet due; (iii) deposits or pledges made in connection with social security obligations; (iv) Liens of carriers, warehousemen, mechanics and materialmen, less than 120 days old as to obligations not yet due; (v) easements, rights-of-way, zoning restrictions and similar minor Liens which individually and in the aggregate do not have a Materially Adverse Effect;
     (vi) purchase money security interests in or purchase money mortgages on real or personal property securing purchase money Indebtedness permitted by ss.10.2(a)(ii), covering only the property so acquired; and (vii) other Liens existing on the date hereof and listed on SCHEDULE 10.2(b) hereto;

          (c) make any Investments other than Investments in (i) marketable obligations of the United States maturing within one (1) year, (ii) certificates of deposit, bankers' acceptances and time and demand deposits of United States banks having total assets in excess of $1,000,000,000,
     (iii) securities commonly known as "commercial paper" issued by a corporation organized and existing under the laws of the United States of America or any state thereof that at the time of purchase have been rated and the ratings for which are not less than "P 1" if rated by Moody's Investors Service, Inc., and not less than "A 1" if rated by Standard and Poor's Rating Group, (iv) Investments not included above and listed on
     Schedule 10.2(c) hereto, or (v) such other Investments as the Bank may from time to time approve in writing; provided, however, that in each such case referred to in this ss.10.2(c), arrangements have been made to the satisfaction of the Bank for the perfection and protection and the preservation of the Bank's Lien therein;

          (d) make any distributions on or in respect of its capital of any nature whatsoever, other than (i) dividends payable solely in shares of common stock and (ii) payments in connection with repurchase of stock under existing repurchase agreements not to exceed in the aggregate $300,000; or

          (e) become party to a merger or sale-leaseback transaction, or to effect any disposition of assets other than in the ordinary course, or to purchase, lease or otherwise acquire assets other than in the ordinary course.

     10.3. FINANCIAL COVENANTS. The Borrower agrees that so long as there are any Loans or Letters of Credit outstanding and until the termination of the Commitments and the payment and satisfaction in full of all the Obligations, the Borrower will not:

          (a) permit the ratio of Current Assets to Current Liabilities to be less than 1.0 to 1 for any fiscal quarter of the Borrower ending on or after March 31, 1999;

          (b) permit the ratio of Total Funded Debt to Tangible Net Worth to be less than 1.0 to 1 at any time; or

          (c) permit Net Income to be less than $500,000 for any fiscal quarter of the Borrower ending on or after December 31, 1999.

                      11. EVENTS OF DEFAULT; ACCELERATION.
                          --------------------------------

     If any of the following events ("Events of Default") shall occur:

          (a) the Borrower shall fail to pay when due and payable any principal of the Loans when the same becomes due;

          (b) the Borrower shall fail to pay interest on the Loans, any Reimbursement Obligations not funded by a Revolving Credit Loan pursuant to ss.2.2(c), or any other sum due under any of the Loan Documents on the date which the same shall have first become due and payable;

          (c) the Borrower shall fail to perform any term, covenant or agreement contained in ss.ss.10.1(a), 10.1(d) and 10.1(e), 10.2 and 10.3;

          (d) the Borrower shall fail to perform any other term, covenant or agreement contained in the Loan Documents within fifteen (15) days after the Bank has given written notice of such failure to the Borrower;

          (e) any representation or warranty of the Borrower in the Loan Documents or in any certificate or notice given in connection therewith shall have been false or misleading in any material respect at the time made or deemed to have been made;

          (f) the Borrower shall be in default (after any applicable period of grace or cure period) under any agreement or agreements evidencing Indebtedness owing to the Bank or any affiliates of the Bank or in excess of $100,000 in aggregate principal amount, or shall fail to pay such Indebtedness when due, or within any applicable period of grace;

          (g) any of the Loan Documents shall cease to be in full force and effect,

          (h) the Borrower (i) shall make an assignment for the benefit of creditors, (ii) shall be adjudicated bankrupt or insolvent, (iii) shall seek the appointment of, or be the subject of an order appointing, a trustee, liquidator or receiver as to all or part of its assets, (iv) shall commence, approve or consent to, any case or proceeding under any bankruptcy, reorganization or similar law and, in the case of an involuntary case or proceeding, such case or proceeding is not dismissed within forty-five (45) days following the commencement thereof, or (v) shall be the subject of an order for relief in an involuntary case under federal bankruptcy law;

          (i) the Borrower shall be generally unable to pay its debts as they mature; or

          (j) there shall remain undischarged for more than thirty (30) days any final judgment or execution action against the Borrower that, together with other outstanding claims and execution actions against the Borrower exceeds insurance coverage by $25,000 in the aggregate;

     THEN, or at any time thereafter:

          (1) In the case of any Event of Default under clause (h) or (i), the Commitments shall automatically terminate and the Bank shall be relieved of all further obligations to make Loans or to issue, renew or extend any Letters of Credit, and the entire unpaid principal amount of the Loans, all interest accrued and unpaid thereon, all Unpaid Reimbursement Obligations, and all other amounts payable thereunder and under the other Loan Documents shall automatically become forthwith due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and the Bank may require that cash be delivered to the Bank in the amount of the Maximum Drawing Amount to be held by the Bank as cash collateral for all Reimbursement Obligations; and

          (2) In the case of any Event of Default other than (h) and (i), the Bank may, by written notice to the Borrower, terminate the Commitments and/or declare the unpaid principal amount of the Loans, all interest accrued and unpaid thereon, all Unpaid Reimbursement Obligations, and all other amounts payable hereunder and under the other Loan Documents to be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, and the Bank may require that cash be delivered to the

     Bank in the amount of the Maximum Drawing Amount to be held by the Bank as cash collateral for all Reimbursement Obligations.

     No remedy herein conferred upon the Bank is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and in addition to every other remedy hereunder, now or hereafter existing at law or in equity or otherwise.

                                   12. SETOFF.
                                       -------

     Regardless of the adequacy of any collateral for the Obligations, any deposits or other sums credited by or due from the Bank to the Borrower may ,after an Event of Default, be applied to or set off against any principal, interest and any other amounts due from the Borrower to the Bank at any time without notice to the Borrower, or compliance with any other procedure imposed by statute or otherwise, all of which are hereby expressly waived by the Borrower.

                               13. MISCELLANEOUS.
                               ------------------

     The Borrower agrees to indemnify and hold harmless the Bank and its officers, employees, affiliates, agents, and controlling persons from and against all claims, damages, liabilities and losses of every kind arising out of the Loan Documents, including without limitation, against those in respect of the application of Environmental Laws to the Borrower absent the gross negligence or willful misconduct of the Bank. The Borrower shall pay to the Bank promptly on demand all costs and expenses (including reasonable legal and other professional fees) incurred by the Bank in connection with the preparation, negotiation, execution, amendment, administration or enforcement of any of the Loan Documents. Any communication to be made hereunder shall (i) be made in writing, but unless otherwise stated, may be made by telex, facsimile transmission or letter, and (ii) be made or delivered to the address of the party receiving notice which is identified with its signature below (unless such party has by five (5) days written notice specified another address), and shall be deemed made or delivered, when dispatched, left at that address, or five (5) days after being mailed, postage prepaid, to such address. This Agreement shall be binding upon and inure to the benefit of each party hereto and its successors and assigns, but the Borrower may not assign its rights or obligations hereunder. This Agreement may not be amended or waived except by a written instrument signed by the Borrower and the Bank, and any such amendment or waiver shall be effective only for the specific purpose given. No failure or delay by the Bank to exercise any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other right, power or privilege. The provisions of this Agreement are severable and if any one provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, such invalidity or unenforceability shall affect only such provision in such jurisdiction. This Agreement, together with all Schedules hereto, expresses the entire understanding of the parties with respect to the transactions contemplated hereby. This Agreement and any amendment hereby may be executed in several counterparts, each of which shall be an original, and all of which shall constitute one agreement. In proving this Agreement, it shall not be necessary to produce more than one such counterpart executed by the party to be charged. THIS AGREEMENT AND THE NOTES ARE CONTRACTS UNDER THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS AND SHALL BE CONSTRUED IN ACCORDANCE THEREWITH AND GOVERNED THEREBY. THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF ANY OF THE LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS OR ANY FEDERAL COURT SITTING THEREIN. The Borrower, as an inducement to the Bank to enter into this Agreement, hereby waives its right to a jury trial with respect to any action arising in connection with any Loan Document.

     IN WITNESS WHEREOF, the undersigned have duly executed this Revolving Credit Agreement as a sealed instrument as of the date first above written.

                                              ARROWPOINT
                                              COMMUNICATIONS, INC.


                                              By: /s/ Cynthia Deysher
                                                  ------------------------------
                                                  Name:  Cynthia Deysher
                                                  Title: Chief Financial Officer

                                              Address:

                                                  235 Littleton Road
                                                  Westford, MA  01886

                                                Tel:  (978) 692-5875
                                                Fax:  (978) 692-5873

                                              FLEET NATIONAL BANK


                                              By: /s/ Olaperi Onipede
                                                  ------------------------------
                                                  Name:  Olaperi Onipede
                                                  Title: Vice President

                                              Address:

                                                  Mail-stop: MA of DO7A
                                                  One Federal Street
                                                  Boston, MA  02110

                                                Tel:  (617) 346-0052
                                                Fax:  (617) 346-0151

                                  SCHEDULE 8(f)
                                  -------------

                               LEGAL PROCEEDINGS

HISTORY:

     ArrowPoint received a letter from Arrow Electronics, Inc. ("Arrow Electronics") on 1/7/98 alleging trademark infringement. Arrow Electronics requested voluntary withdrawal of ArrowPoint trademark and cessation of use of name and mark. On February 13, 1998, ArrowPoint responded that it was not willing to cease use of the name and mark.

CURRENT STATUS:

     ArrowPoint has received no further direct correspondence from Arrow Electronics. Arrow Electronics has filed a Request for Extension of Time to file an opposition against ArrowPoint's trademark "ArrowPoint." This was extended to July 27, 1998 by the Trademark Trial and Appeal Board.

                                SCHEDULE 10.2(a)
                                ----------------

                             PERMITTED INDEBTEDNESS


1.   Capital Leases

     3 Logic analyzers with data acquisition cards
     2 oscilloscopes
     1 Fireberd communication analyzer with interface cards
     1 Programmer and PinSite

     The foregoing are the subject of a capital lease with Continental Resources, Inc. with a term of 12 months, starting November, 1997, for total principal amount of $136,696 with interest charged at 9%, both payable monthly. Principal Balance at July 31, 1998 was $35,331. Upon completion of Lease, ArrowPoint has option to purchase the equipment for $1.00 asset.

                                SCHEDULE 10.2(b)
                                ----------------

                                PERMITTED LIENS

1.   SECURED PARTY                                SECURED PROPERTY

     Continental Resources, Inc.                  See attached UCC-1,
     175 Middlesex Turnpike                       reference number 501620
     Bedford, MA  01730                           dated October 6, 1997

                                SCHEDULE 10.2(c)
                                ----------------

                                  INVESTMENTS

     Repurchase Agreements and Eurodollar time deposits in connection with the Borrower's checking account maintained with Lender.

                               AMENDMENT AGREEMENT
                               -------------------

     AMENDMENT AGREEMENT (this "AMENDMENT AGREEMENT") dated as of October 20, 1999 by and between ArrowPoint Communications, Inc. (the "BORROWER") and Fleet National Bank (the "BANK"), amending a certain Credit Agreement dated as of August 5, 1998 between the Borrower and the Bank (as amended from time to time, the "CREDIT AGREEMENT").

                                   WITNESSETH

     WHEREAS, pursuant to the terms of the Credit Agreement, the Bank has made loans to the Borrower; and

     WHEREAS, the Borrower has requested, among other things, that the Bank amend certain terms and conditions of the Credit Agreement; and

     WHEREAS, the Borrower has also requested that the Bank make a new Tranche C Equipment Loan; and

     WHEREAS, the Bank is willing to amend certain terms and conditions of the Credit Agreement and to make the Tranche C Equipment Loan on the terms and conditions set forth herein.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     SS.1. DEFINITIONS. Capitalized terms used herein without definition that are defined in the Credit Agreement shall have the same meanings herein as therein.

     SS.2. RATIFICATION OF EXISTING AGREEMENTS. All of the Borrower's obligations and liabilities to the Bank as evidenced by or otherwise arising under the Credit Agreement, the Notes (as defined herein) and the other Loan Documents, except as otherwise expressly modified in this Amendment Agreement upon the terms set forth herein, are, by the Borrower's execution of this Amendment Agreement, ratified and confirmed in all respects. In addition, by the Borrower's execution of this Amendment Agreement, the Borrower represents and warrants that no counterclaim, right of set-off or defense of any kind exists or is outstanding with respect to such obligations and liabilities.

     SS.3. REPRESENTATIONS AND WARRANTIES. All of the representations and warranties made by the Borrower in the Credit Agreement, the Notes and the other Loan Documents are true and correct on the date hereof as if made on and as of the date hereof, except to the extent that any of such representations and warranties relate by their terms to a prior date and for matters previously disclosed to the Bank in writing.

     SS.4. CONDITIONS PRECEDENT. The effectiveness of the amendments contemplated hereby shall be subject to the satisfaction on or before the date hereof of each of the following conditions precedent:

          (a) REPRESENTATIONS AND WARRANTIES. All of the representations and warranties made by the Borrower herein, whether directly or incorporated by reference, shall be true and correct on the date hereof, except as provided in ss.3 hereof.

          (b) PERFORMANCE; NO EVENT OF DEFAULT. The Borrower shall have performed and complied in all material respects with all terms and conditions herein required to be performed or complied with by it prior to or at the time hereof, and there shall exist no Event of Default or condition which, with either or both the giving of notice of the lapse of time, would result in an Event of Default upon the execution and delivery of this Amendment Agreement.

          (c) CORPORATE ACTION. All requisite corporate action necessary for the valid execution, delivery and performance by the Borrower of this Amendment Agreement and all other instruments and documents delivered by the Borrower in connection therewith shall have been duly and effectively taken.

          (d) DELIVERY. The parties hereto shall have executed and delivered this Amendment Agreement and the Tranche C Equipment Note, each in form and substance satisfactory to the Bank.

          (e) FEES AND EXPENSES. The Borrower shall have paid to the Bank in immediately available funds all fees and expenses incurred by the Bank in connection with this Amendment Agreement, the Credit Agreement or the other Loan Documents on or prior to the date hereof.

     SS.5. AMENDMENTS TO THE CREDIT AGREEMENT.

          5.1. AMENDMENTS TO SS.1.

          (a) The definition of the term "COMMITMENTS" appearing in Section 1 of the Credit Agreement is hereby amended in its entirety to read as follows:

          "COMMITMENTS: Collectively, the Revolving Credit Commitment, the Tranche A Equipment Loan Commitment, the Tranche B Equipment Loan Commitment and the Tranche C Equipment Loan Commitment."

          (b) The definition of the term "CURRENT ASSETS" appearing in Section 1 of the Credit Agreement is hereby amended in its entirety to read as follows:

          "CURRENT ASSETS: The sum of (i) cash on hand of the Borrower, (ii) cash equivalents of the Borrower and (iii) Accounts, that in accordance with GAAP are properly classified as current assets."

          (c) The definition of the term "EQUIPMENT BORROWING BASE" appearing in Section 1 of the Credit Agreement is hereby amended in its entirety to read as follows:

               "EQUIPMENT BORROWING BASE: An amount determined by the Bank to be equal to the lesser of (a) $2,000,000 and (b) the sum of (i) one hundred percent (100%) of the cost (excluding freight, taxes, set-up and other installation costs) of all Equipment Collateral (excluding any and all Equipment Collateral consisting of development software) as evidenced by invoices and evidence of payment (dated no more than thirty (30) days from the date of purchase) from the sellers thereof, PLUS (ii) one hundred percent (100%) of the cost (excluding freight, taxes, set-up and other installation costs) of all Equipment Collateral consisting of development software as evidenced by invoices and evidence of payment (dated no more than thirty (30) days from the date of purchase) from the sellers thereof in an aggregate amount not to exceed the lesser of (A) $500,000 and (B) thirty-five percent (35%) of the aggregate principal amount outstanding of the Tranche A Equipment Loans, the Tranche B Equipment Loans and the Tranche C Equipment Loans; PROVIDED, however, that the Borrower shall not be required to provide Bank with evidence of such invoices and evidence of payment within such thirty (30) day period set forth above with respect to (x) the Equipment Collateral financed by Silicon Valley Bank or such other entity and refinanced with the proceeds of Tranche A Equipment Loans on the Closing Date or other equipment financed on Closing Date and (y) the Equipment Collateral purchased by the Borrower from July 1, 1999 through the Tranche C Equipment Loan Closing Date and refinanced with the proceeds of Tranche C Equipment Loans on the Tranche C Equipment Loan Closing Date."

          (d) The definition of the term "EQUIPMENT LOAN CONVERSION DATE" appearing in Section 1 of the Credit Agreement is hereby amended in its entirety to read as follows:

               "EQUIPMENT LOAN CONVERSION DATE: With respect to Tranche A Equipment Loans, January 1, 1999, with respect to Tranche B Equipment Loans, July 1, 1999 and with respect to Tranche C Equipment Loans, September 30, 2000."

          (e) The definition of the term "EQUIPMENT LOAN MATURITY DATE" appearing in Section 1 of the Credit Agreement is hereby amended in its entirety to read as follows:

               "EQUIPMENT LOAN MATURITY DATE: With respect to Tranche A Equipment Loans, December 1, 2002, with respect to Tranche B Equipment Loans, June 1, 2002 and with respect to Tranche C Equipment Loans, September 1, 2003."

          (f) The definition of the term "EQUIPMENT LOANS" appearing in Section 1 of the Credit Agreement is hereby amended in its entirety to read as follows:

               "EQUIPMENT LOANS: Collectively, the Tranche A Equipment Loans, the Tranche B Equipment Loans and the Tranche C Equipment Loans."

          (g) The definition of the term "LOANS " appearing in Section 1 of the Credit Agreement is hereby amended in its entirety to read as follows:

               "LOANS: Collectively, the Equipment Loans and the Revolving Credit Loans."

          (h) The definition of the term "NOTES" appearing in Section 1 of the Credit Agreement is hereby amended in its entirety to read as follows:

               "NOTES: Collectively, the Tranche A Equipment Note, the Tranche B Equipment Note, the Tranche C Equipment Note and the Revolving Credit Note."

          (i) The definition of the term "REVOLVING CREDIT MATURITY DATE" appearing in Section 1 of the Credit Agreement is hereby amended in its entirety to read as follows:

               "REVOLVING CREDIT MATURITY DATE: June 30, 2000, or such earlier date on which all Revolving Credit Loans may become due and payable pursuant to the terms hereof."

          (j) The following new definitions are hereby added to Section 1 of the Credit Agreement in their proper alphabetical order to read as follows:

               "NET CASH PROCEEDS: The cash proceeds received by the Borrower from the sale of equity, net of all costs of sale, including legal costs, underwriting or brokerage costs, Indebtedness (other than Loans) paid off with such cash proceeds and taxes paid or payable as a result thereof by the Borrower (but without deduction for any hold-backs or reserves required in connection with the applicable sale)."

               "TRANCHE C EQUIPMENT LOAN CLOSING DATE: October 20, 1999."

               "TRANCHE C EQUIPMENT LOAN COMMITMENT: The obligation of the Bank to make Tranche C Equipment Loans to the Borrower up to an aggregate outstanding principal amount not to exceed the sum of (a) $2,000,000 MINUS (b) the aggregate principal amount of all Tranche A Equipment Loans outstanding on the Equipment Loan Conversion Date and all Tranche B Equipment Loans outstanding on the Equipment Loan Conversion Date, as such amount may be reduced from time to time or terminated hereunder."

               "TRANCHE C EQUIPMENT LOAN NOTE: See ss.4A.1.

               "TRANCHE C EQUIPMENT LOANS: Any equipment loan made or to be made to the Borrower pursuant to ss.4A hereof.

          5.2. AMENDMENTS TO SS.4. ss.4 of the Credit Agreement is hereby amended by adding the following as Section 4A at the end of ss.4:

          "4A  EQUIPMENT LOAN FACILITY.

               4A.1 MAKING OF TRANCHE C EQUIPMENT LOANS. Upon the terms and subject to the conditions of this Agreement, the Bank agrees to lend to the Borrower such sums that the Borrower may request from September 29, 1999 until but not including the Equipment Loan Conversion Date; PROVIDED that the sum of the outstanding principal amount of all Tranche C Equipment Loans (after giving effect to all amounts requested) shall not exceed the lesser of (a) Tranche C Equipment Loan Commitment and (b) the Equipment Borrowing Base. In addition, in no event shall the Bank be obligated to make any Tranche C Equipment Loan in excess of one hundred percent (100%) of the purchase price (excluding freight, shipping, taxes, set-up and other installation costs) of the Equipment Collateral purchased by the Borrower with the proceeds of such Tranche C Equipment Loan or refinanced with the proceeds of such Tranche C Equipment Loan for Equipment Collateral purchased by the Borrower during the period commencing on July 1, 1999 and continuing up to the Conversion Date. Tranche C Equipment Loans shall be in the minimum aggregate amount of not less than $25,000 or an integral multiple thereof. The Borrower shall notify the Bank in writing or telephonically, not later than 2:00 p.m. Boston, Massachusetts time at least one Business Day prior to the date of the Tranche C Equipment Loan being requested, of the Drawdown Date (which must be a Business Day), the principal amount of such Tranche C Equipment Loan and the type and description of equipment purchased (including, without limitation, serial or vehicle identification numbers) and the purchase price thereof. In the case of any telephonic notification, the Borrower shall provide to the Bank written confirmation of all of such information within three Business Days after such telephonic notification. Subject to the foregoing, so long as the Tranche C Equipment Loan Commitment is then in effect and the conditions set forth in ss.9 hereof have been met, the Bank shall advance the amount requested to the Borrower's bank account at the Bank in immediately available funds not later than the close of business on such Drawdown Date. The obligation of the Borrower to repay to the Bank the principal of the Tranche C Equipment Loans and interest accrued thereon shall be evidenced by a promissory note in the aggregate principal amount of $2,000,000 executed and delivered by the Borrower and payable to the order of the Bank, in form and substance satisfactory to the Bank (the "TRANCHE C EQUIPMENT NOTE").

               4A.2 REPAYMENT OF TRANCHE C EQUIPMENT LOANS. (a) If at any time the outstanding principal amount of the Tranche C Equipment Loans exceeds the lesser of (i) the Tranche C Equipment Loan Commitment and
          (ii) the Equipment Borrowing Base, the Borrower hereby agrees to pay immediately the amount of such excess to the Bank for application to the Tranche C Equipment Loans. The Borrower may elect to reduce or terminate the Tranche C Equipment Loan Commitment by a minimum principal amount of $25,000 or an integral multiple thereof, upon one
          (1) Business Day's prior written notice to the Bank of the proposed date of such reduction or termination. The Borrower shall not be entitled to reinstate the reduced or terminated portion of the Tranche C Equipment Loan Commitment following such reduction or termination.

               (b) As long as no Default or Event of Default shall have occurred and be continuing, the outstanding amount of all Tranche C Equipment Loans on the Equipment Loan Conversion Date shall be converted into a term loan. The Borrower hereby absolutely and unconditionally promises to pay to the Bank the principal amount of the Tranche C Equipment Loans outstanding on the Equipment Loan Conversion Date in thirty-six (36) consecutive equal installments, each in the amount of two and seventy-seven one hundredths of one percent (2.77%) of the aggregate principal amount of the Tranche C Equipment Loans outstanding on the Equipment Loan Conversion Date. Such installments shall be due and payable on the first day of each calendar month, commencing on October 1, 2000; PROVIDED, that the outstanding principal amount of the Tranche C Equipment Loans, together with all interest accrued thereon and all fees and expenses incurred by the Bank in connection therewith, shall be due and payable on the Equipment Loan Maturity Date.

               (c) The Borrower shall have the right at any time, subject to the indemnity provisions of Section 6.1, to prepay voluntarily the Tranche C Equipment Loan on or before the Equipment Loan Maturity Date, as a whole, or in part; provided that each partial prepayment shall be in the minimum principal amount of $25,000, unless paid in full. The Borrower shall give the Bank, no later than 2:00 p.m. Boston, Massachusetts time on the date of such prepayment, written notice of any proposed prepayment pursuant to this ss.4A.2(c) and the principal amount to be prepaid. Any partial prepayment of the Tranche C Equipment Loans shall be applied prior to the Equipment Loan Conversion Date, to the aggregate principal amount of the Tranche C Equipment Loans outstanding on the date of such prepayment and, on and after the Equipment Loan Conversion Date, to the scheduled installments of the principal due on the Tranche C Equipment Loans (including the final installment due and payable on the Equipment Loan Maturity Date) in inverse order of maturity. No amount repaid may be reborrowed. Any voluntary prepayment of principal of the Tranche C Equipment Loans shall also include all interest accrued to the date of prepayment."

          5.3. AMENDMENTS TO SS.10.1(a). Subsections "(ii)," "(iii)" and "(iv)" of Section 10.1(a) of the Credit Agreement are hereby amended in their entirety to read as follows:

               "(ii) as soon as available but in any event within thirty (30) days after the end of each fiscal quarter of the Borrower, its unaudited Financials for such quarter, certified by its chief financial officer; (iii) together with the quarterly unaudited and annual audited Financials, a certificate of the Borrower setting forth computations demonstrating compliance with the Borrower's financial covenants set forth herein, and certifying that no Default or Event of Default has occurred, or if its has, the actions taken by the Borrower with respect thereto; (iv) within fifteen (15) days after the end of each calendar month, a Revolving Credit Borrowing Base Report and an Equipment Loan Borrowing Base Report, each in form and detail satisfactory to the Bank, demonstrating compliance with the Revolving Credit Borrowing Base and the Equipment Loan Borrowing Base, respectively, each as at the end of such month or other applicable date requested;"

          5.4. AMENDMENT TO SS.10.3(a). Section 10.3(a) of the Credit Agreement is hereby amended in its entirety to read as follows:

               "(a) permit the ratio of Current Assets to Current Liabilities for any fiscal quarter of the Borrower ending during any period described in the table set forth below to be less than the ratio set forth opposite such period in such table:

                       Period                                                                        Ratio
                       ------                                                                        -----

         September 29, 1999 through June 30, 2000                                                   1.50:1.00
         July 1, 2000 and thereafter                                                                1.25:1.00"

          5.5. AMENDMENT TO SS.10.3(c). Section 10.3(c) of the Credit Agreement is hereby amended in its entirety to read as follows:

               "(c) permit Net Income (i) to be negative in an amount exceeding $10,000,000 for the fiscal year of the Borrower ending December 31, 1999 and (ii) for any fiscal quarter ending during any period described in the table set forth below to be less than (or in the case of a negative amount, in an amount exceeding) the amount set forth opposite such period in such table:

                        Period                                                                       Amount
                        ------                                                                       ------

         January 1, 2000 through March 31, 2000                                                   $(2,000,000)
         April 1, 2000 through June 30, 2000                                                      $(1,250,000)
         July 1, 2000 through September 30, 2000                                                  $  (500,000)
         October 1, 2000 and thereafter                                                           $   500,000"

          5.6. AMENDMENT TO SS.10.3. Section 10.3 of the Credit Agreement is hereby amended by adding a new subsection "(d)" to read as follows:

               "(d) permit the Tangible Net Worth at any time to be less than the sum of (i) $9,000,000, plus (ii) 50% of the Net Cash Proceeds from any issuance of capital stock, options, rights or warrants to buy capital stock, or other equity issuances received by the Borrower after September 30, 1999."

     SS.6. ADDITIONAL COVENANTS. Without any prejudice or impairment whatsoever to any of the Bank's rights and remedies contained in the Credit Agreement and the covenants contained therein, the Notes or in any of the other Loan Documents, the Borrower additionally covenants and agrees with the Bank as follows:

          (a) The Borrower shall comply and continue to comply with all of the terms, covenants and provisions contained in the Credit Agreement, the Notes and the other Loan Documents, except as such terms, covenants and provisions are expressly modified by this Amendment Agreement upon the terms set forth herein.

          (b) The Borrower will provide to the Bank such financial information as the Bank may reasonably request from time to time and at the Borrower's expense.

          (c) The Borrower shall at any time or from time to time execute and deliver such further instruments, and take such further action as the Bank may reasonably request, in each case further to effect the purposes of this Amendment Agreement, the Credit Agreement, the Notes and the other Loan Documents.

          The Borrower expressly acknowledges and agrees that any failure by the Borrower to comply with the terms and conditions of this ss.6 or any other provisions contained in this Amendment Agreement shall constitute an Event of Default in accordance with the relevant provisions of ss.11 of the Credit Agreement.

     SS.7. EXPENSES. The Borrower agrees to pay to the Bank upon demand (a) an amount equal to any and all reasonable out-of-pocket costs or expenses (including reasonable legal fees and disbursements and appraisal expenses) incurred or sustained by the Bank in connection with the preparation of this Amendment Agreement and related matters and (b) from time to time any and all reasonable out-of-pocket costs or expenses (including commercial examiner fees and legal fees and disbursements) hereafter incurred or sustained by the Bank in connection with the administration of credit extended by the Bank to the Borrower or the preservation of or enforcement of the Bank's rights under the Credit Agreement, the Notes or the other Loan Documents or in respect of any of the Borrower's other obligations to the Bank.

     SS.8. MISCELLANEOUS.

          (a) This Amendment Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

          (b) Except as otherwise expressly provided by this Amendment Agreement, all of the respective terms, conditions and provisions of the Credit Agreement shall remain the same. It is declared and agreed by each of the parties hereto that the Credit Agreement, as amended hereby, shall continue in full force and effect, and that this Amendment Agreement and the Credit Agreement be read and construed as one instrument, and all references in the Loan Documents to the Credit Agreement shall hereafter refer to the Credit Agreement, as amended by this Amendment Agreement.

     IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed in its name and behalf by its duly authorized officer as an instrument under seal as of the date first written above.

                                          FLEET NATIONAL BANK


                                          By: /s/ illegible signature
                                              ----------------------------------
                                              Title: VP

                                          ARROWPOINT COMMUNICATIONS, INC.

                                          By: /s/ Cynthia M. Deysher
                                              ----------------------------------
                                              Title: VP Operations and CFO

                            TRANCHE C EQUIPMENT NOTE
                            ------------------------
                        ARROWPOINT COMMUNICATIONS, INC.
                        -------------------------------

$2,000,000.00                                                   October 20, 1999

     FOR VALUE RECEIVED, the undersigned, ARROWPOINT COMMUNICATIONS, INC., a Delaware corporation (hereinafter, together with its successors in title and assigns, called the "Borrower"), promises to pay, on or before the Equipment Loan Maturity Date (as hereinafter defined by reference) to the order of FLEET NATIONAL BANK, a national banking association hereinafter, together with its successors in title and assigns, called the "Bank"), at the office of the Bank at One Federal Street, Boston, Massachusetts 02110, the principal sum of TWO MILLION AND 00/100 {$2,000,000.00) DOLLARS, in immediately available funds or, if less, the aggregate unpaid principal amount of the Tranche C Equipment Loans made by the Bank to the Borrower pursuant to the Credit Agreement to which reference is hereinafter made and to pay interest, in like money, on the unpaid principal amount owing hereunder from time to time from the date hereof until payment in full of such principal amount as provided in the Credit Agreement.

     This Note is made and delivered by the Borrower pursuant to ss.4A of the Credit Agreement dated as of August 5, 1998 by and between the Borrower and the Bank, as amended by an Amendment Agreement dated of even date herewith (as amended and in effect from time to time, the "Credit Agreement"), and is entitled to the benefits and is subject to the provisions of the Credit Agreement. All capitalized terms used herein which are defined in the Credit Agreement shall have the same meanings herein as therein.

     The Borrower promises to pay principal in such amounts and on the dates set forth in or established pursuant to the Credit Agreement. The Borrower also promises to pay interest on the aggregate unpaid principal amount of the Tranche C Equipment Loans outstanding until paid in full at the rates per annum set forth in or established pursuant to the Credit Agreement. Such interest shall be payable on such dates as are determined from time to time pursuant to the Credit Agreement and shall be calculated as therein provided.

     The Borrower has the right to prepay the principal of this Note without premium or penalty on the terms and conditions specified in the Credit Agreement.

     If any Event of Default shall occur, the entire unpaid principal amount of this Note and all of the unpaid interest accrued thereon may become or be declared due and payable in the manner and with the effect provided in the Credit Agreement.

     The Borrower and all guarantors and endorsers hereby waive presentment, demand, protest and notice of any kind in connection with the delivery, acceptance, performance and enforcement of this Note, and also hereby assent to extensions of time of payment or forbearance or other indulgences without notice. This Note and the obligations of the Borrower hereunder shall be governed by, and interpreted and determined in accordance with, the laws of the Commonwealth of Massachusetts.

     IN WITNESS WHEREOF, the Borrower has caused this Note to be signed in its corporate name by its duly authorized officer as a sealed instrument on the day and in the year first above written.


                                                 ARROWPOINT COMMUNICATIONS, INC.


                                                 By: /s/ Cynthia M. Deysher
                                                    ----------------------------
                                                     Its VP Operations and CFO